Exhibit 99.1

FOR IMMEDIATE RELEASE

May 15, 2017

For further information contact:

Investor Relations

PR@citizensinc.com

CITIZENS, INC. CREATES NEW CHIEF ACCOUNTING OFFICER ROLE

AUSTIN, TX – May 15, 2017 — Citizens, Inc. (NYSE: CIA) today announced that it added a new C-level officer role to its executive team by creating a Chief Accounting Officer position at the company and hiring Jeff Conklin for the role.

Mr. Conklin will be joining Dave Jorgensen, Citizens’ Chief Financial Officer, as the insurance company’s top executives in finance. Mr. Conklin, who will start his role on May 15th, joins Citizens at an opportune time, as the Company builds out its C-level leadership team and continues its strategic focus on financial reporting and internal controls. Mr. Conklin was most recently Vice President of Special Projects at American International Group, Inc. (“AIG”), Life & Retirement, Houston, and prior to that Director and then Vice President of Financial Reporting at AIG. His career at AIG spanned 13 years.

Mr. Conklin joins Citizens with over 25 years of life insurance and financial reporting experience, having worked at Zurich Life and Jackson National Life prior to joining AIG. He joins a growing but experienced C-level Citizens team, which most recently included the addition of Terry Festervand, Citizens’ COO, who led the development and implementation of a SOX compliance program throughout AIG’s worldwide operations, prior to joining Citizens. In addition to financial reporting, Mr. Conklin brings Citizens expertise in budgeting, financial analysis and implementing strategic accounting initiatives.

According to Geoff Kolander, Citizens’ CEO, “creating the Chief Accounting Officer role is a critical next step in the transformation of Citizens. Jeff is the ideal hire for this new role. However, the thing I like most about Jeff is that he is “a plow horse, not a show horse.” Jeff’s core values, experience and results-oriented attitude fit perfectly with our C-level team’s ethos and expectations for its executive officers.”

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies.

This press release may contain forward-looking statements as defined in the U.S. federal securities laws, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements, including the “Risk Factors” and similar disclosure described in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. You should not unduly rely on forward-looking statements, which speak only as of the date they are made. Citizens undertakes no duty or obligation to update or revise any forward-looking statement as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.